Exhibit 10.4

PACIFIC DRILLING S.A.

NOTICE OF LONG TERM INCENTIVE CASH AWARD

(Executive Award)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Participant”) the following Long Term Incentive Cash Award (the “Cash Award”).  The terms and conditions of this Cash Award are set forth in this notice below.

Participant Name:

Employee Number:

Grant Name:

Issue Date:

Total Cash Award:

Vesting and Payment Schedule:

The Cash Award will vest as follows: (i) 33⅓% of the grant on the first anniversary of the Issue Date (the “Initial Vesting Date”); (ii) 33⅓% of the grant on the first anniversary of the Initial Vesting Date; and (iii) 33⅓% of the grant on the second anniversary of the Initial Vesting Date. Except as provided below, any termination of employment or separation of service prior to vesting will result in forfeiture of any unvested portion of the Cash Award. In the event of a Change of Control (as defined in the Company’s 2011 Omnibus Stock Incentive Plan) the unvested Cash Awards will vest as follows: 50% of the unvested Cash Award will become fully vested on the effective date of the Change of Control with the remaining 50% of the unvested Cash Award continuing to vest on the original vesting schedule, provided that, if you are terminated by your employer without Cause (as defined below) or you terminate your employment for Good Reason (as defined below) prior to the sixth month anniversary of such Change of Control, any outstanding portion of the Cash Award shall vest and be paid on the date your employment terminates. Notwithstanding the foregoing, no payments will be triggered as a result of a Change of Control alone unless such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change of Control for purposes of determining whether your rights to such Award become vested or otherwise unconditional upon the Change of Control.

“Cause” shall mean: (i) your failure to substantially perform your material duties owed to the Company or your employer, under any employment agreement between you and the Company or your employer or otherwise (other than as a result of incapacity due to physical or mental illness); (ii) your gross negligence, fraud or willful misconduct in the course of your employment with your employer that has a detrimental effect on the Company, your employer or any of their Affiliates; (iii) your commission of any act or your failure to take any act that the Company or your employer reasonably determines was intended by you to injure the reputation, business, or business relationships of the Company, your employer or any of their affiliates; (iv) your indictment of, conviction of, or plea of guilty or nolo contendere to (A) any misdemeanor involving moral turpitude, theft, unethical business conduct or other conduct which could reflect in some material fashion unfavorably upon the Company, your employer or any of their affiliates or (B) any felony (or the equivalent of such misdemeanor or felony in a jurisdiction other than the United States); (v) your material breach of any employment agreement between yourself and your employer, including without limitation, any of the restrictive covenants contained therein; or (vi) your intentional, material misappropriation, embezzlement or misuse of funds or property belonging to the Company, your employer or any of their Affiliates.

“Good Reason” shall mean: (i) A material diminution in your title, duties or responsibilities, or the assignment to you of duties or responsibilities inconsistent in any material respect with your title, duties and responsibilities as set forth in any employment agreement between you and your employer; (ii) A material reduction in your base salary, other than as part of an across-the-board reduction in the salaries of other similarly situated employees of the Company or your employer; (iii) Any reduction in the aggregate compensation and benefits provided to you under any employment agreement between you and your employer, other than any such reduction that is part of an across-the-board reduction in aggregate compensation and benefits provided to other similarly situated employees of the Company or your employer; or (iv) Any material breach by your employer of any employment agreement between yourself and your employer. Notwithstanding the foregoing, you shall not have the right to terminate your employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right you provide written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, you must terminate your employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.

Other Terms Applicable to the Cash Award

Administration; Amendment:  The Cash Award will be administered by the Committee, which has the authority to interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, this notice and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Cash Award. The Committee may waive any conditions or rights under, or amend any terms of the Cash Award, prospectively or retroactively; provided, however, that any such waiver or amendment that would materially and adversely impair your rights will not to that extent be effective without your consent. Except as otherwise provided herein, all determinations, interpretations and other decisions under or with respect to the Cash Award by the Committee shall be final, conclusive and binding.

Tax Matters:  You will not receive your cash following the vesting of the Cash Award unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the vesting and payment of the award. You hereby authorize withholding from payroll or any other payment due to you from the Company or any Affiliate to satisfy any such withholding tax obligation. The provisions of this notice are intended to comply with Section 409A of the Code, and all such provisions shall be construed and interpreted accordingly. For purposes of Section 409A of the Code, each payment made under this notice will be treated as a separate payment. Notwithstanding any provision of this notice to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A of the Code) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will be delayed until the first business day of the seventh month following the date of your termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Company for purposes of this notice unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

Miscellaneous:  The Company and its Affiliates reserves the right to terminate your service at any time and for any reason without thereby incurring any liability to you. You may not sell, transfer, pledge, exchange, hypothecate or dispose of the Cash Award.

Governing Law:  The validity, construction and effect of this notice shall be determined in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

By clicking “Agree” below, you acknowledge receipt of this Notice, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice; (b) you understand and agree that  this Notice, including any  attachments, constitutes the entire understanding between you and the Company regarding this Cash Award, and that any prior agreements, commitments or negotiations concerning this Cash Award are replaced and superseded; (c) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this grant prior to agreeing and that you have either consulted such counsel or voluntarily declined to consult such counsel and (d) any tax liability or other adverse tax consequences to you resulting from the grant or vesting of the Cash Award will be the responsibility of, and will be borne entirely by, you.

In addition, by clicking “Agree” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery.  You agree that you have received notice that delivery of the Notice of Long Term Incentive Cash Award, and any other documents that the Company is required or desires to deliver to you will be made electronically through the Administrator’s website or via the most recent email account that the Company has on file for you at the time of the document distribution.  If documents are posted to the Administrator’s website rather than emailed directly to you, then the Company or the Administrator will send you an email notifying you that a document or documents have been posted and instruction on how to access those documents. You understand that in order to view these documents you will need a connection to the internet, you will need to log into your email and/or the Administrator’s intranet page, and you will need to have internet web browsing software and software that can process PDF documents, such as Adobe Reader, installed on the computer you are using in order to view the documents being delivered to you.  These programs and an internet connection are available on your workplace computer.  If you are attempting to access these documents from your home computer and you do not have access to this software, the Company will provide you with free software and technical assistance in order to access the documents.  The only cost to you of viewing the documents electronically should be any charges you may incur for connection to the internet, to the extent you do not access the documents from your work computer and you do not have access to a free internet connection outside of work.

Pacific Drilling S.A.

SOCIÉTÉ ANONYME

8-10 Avenue de la Gare

L-1610 Luxembourg

By:
Title:	CEO